Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Superior Essex Completes Acquisition of

Invex’s European Magnet Wire Operations

ATLANTA, GA, July 31, 2007 – Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today completed the acquisition of 100% of the outstanding common stock of Invex S.p.A. from Italian private equity firm Investitori Associati.  The cash purchase price was approximately 30.1 million Euro.  Invex, a leading magnet wire producer in Europe, operates two magnet wire facilities in Italy and had 2006 sales of approximately $285 million.

“Invex is highly complementary across our product lines, customer base and manufacturing assets,” said Stephen M. Carter, chief executive officer of Superior Essex Inc.  “Also, we expect the acquisition will provide near- and long-term synergy opportunities.  We believe we will benefit from expanding our internal, proprietary enamel usage and in the procurement of raw materials.  We also expect to reap logistical benefits from production realignment, including minimizing manufacturing and transportation costs.  And, of course, we will share best practices across Europe and within our global magnet wire family to improve our overall operational efficiency.”

“Our European management team will continue to be headquartered in Compiègne, France.  However, Invex will be an important addition to the Essex network of European magnet wire facilities.  We are all excited about this addition, as we believe the Invex facilities will be among the most cost competitive in our factory network.”

Year-to-date, Superior Essex has completed four acquisitions.  In the second quarter, the Company finalized its acquisition of Nexans’ Simcoe, Canada, magnet wire facility and acquired Nexans’ outstanding 40% equity position in the Company’s European Magnet Wire subsidiary.  Last week, Superior Essex announced the completion of its acquisition of Nexans’ Tianjin, China, magnet wire operations.  In total, these acquisitions should add approximately $450 million in annual revenues.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.